UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2017

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On January 30, 2017, Enterprise Products Partners L.P. (“Enterprise”) (NYSE:EPD) issued a press release announcing its financial and operating results for the three months and year ended December 31, 2016, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise’s website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our consolidated financial statements as of and for the three months and year ended December 31, 2016.  This information is not a comprehensive statement of our financial results for the quarterly or annual period ended December 31, 2016, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three months and year ended December 31, 2016 are finalized.

References to “EFS Midstream” mean EFS Midstream LLC, which we acquired effective July 1, 2015.

Forward-Looking Statements

Certain matters discussed in this Current Report are forward-looking statements that involve certain risks and uncertainties, such as Enterprise’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  Enterprise disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Financial Highlights – Fourth Quarter 2016 Results (Unaudited)

On January 30, 2017, Enterprise announced its consolidated financial results for the three months and year ended December 31, 2016.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$6,478.8	$6,155.0	$23,022.3	$27,027.9
Costs and expenses	5,647.8	5,291.6	19,803.6	23,861.3
Equity in income of unconsolidated affiliates	92.2	71.1	362.0	373.6
Operating income	923.2	934.5	3,580.7	3,540.2
Interest expense	247.0	238.6	982.6	961.8
Benefit from (provision for) income taxes	(10.3)	6.9	(23.4)	2.5
Net income	669.7	693.5	2,553.0	2,558.4
Net income attributable to noncontrolling interests	10.9	8.7	39.9	37.2
Net income attributable to limited partners	658.8	684.8	2,513.1	2,521.2

Earnings per unit, fully diluted	$0.31	$0.34	$1.20	$1.26

Gross Operating Margin by Segment:
NGL Pipelines & Services	$784.3	$730.3	$2,990.6	$2,771.6
Crude Oil Pipelines & Services	220.9	257.7	854.6	961.9
Natural Gas Pipelines & Services	201.3	194.3	734.9	782.6
Petrochemical & Refined Products Services	148.7	171.1	650.6	718.5
Offshore Pipelines & Services	--	--	--	97.5
Total segment gross operating margin (1)	1,355.2	1,353.4	5,230.7	5,332.1
Net adjustment for shipper make-up rights (2)	2.1	1.1	17.1	7.1
Total gross operating margin	$1,357.3	$1,354.5	$5,247.8	$5,339.2

	December 31,	December 31,
	2016	2015
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$63.1	$19.0
Total assets	52,194.0	48,802.2
Total debt principal outstanding, including current maturities	23,901.6	22,738.5
Partners’ equity	22,047.0	20,295.1
Noncontrolling interests	219.0	206.0
(1) Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(2) Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

Earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

For the fourth quarter of 2016, depreciation, amortization and accretion expenses totaled $397 million, cash distributions received from unconsolidated affiliates were $118 million and the non-cash benefit attributable to changes in the fair market value of the Liquidity Option Agreement were $4 million.  In addition, for the fourth quarter of 2016, our total capital investments were approximately $553 million, which includes $73 million of sustaining capital expenditures.

Review of Segment Performance for Fourth Quarter 2016

NGL Pipelines & Services
Gross operating margin for the NGL Pipelines & Services segment increased 7 percent to $784 million for the fourth quarter of 2016 from $730 million for the fourth quarter of 2015.

Enterprise’s natural gas processing and related natural gas liquids (“NGL”) marketing business generated gross operating margin of $228 million for the fourth quarter of 2016 compared to $231 million for the fourth quarter of 2015.  Gross operating margin from our natural gas processing business decreased $26 million from overall lower processing margins including hedging activities, and lower fees and volumes.  Repairs were completed to the partnership’s Pascagoula natural gas processing plant, which resumed operations on December 15, 2016.  The plant had been out of service since June 2016 due to fire damage.  Enterprise estimates the total impact of the Pascagoula plant outage in terms of higher operating expense, lost gross operating margin opportunity and sustaining capital expenditures was approximately $31 million during the fourth quarter of 2016.  Currently, Pascagoula plant volumes have returned to pre-incident levels of approximately 500 million cubic feet per day.

Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.4 billion cubic feet per day (“Bcf/d”) in the fourth quarter of 2016 compared to 4.9 Bcf/d in the fourth quarter of 2015.  This decrease in the fee-based processing volumes was primarily attributable to down time at the Pascagoula plant and natural gas production declines in South Texas.  Enterprise’s equity NGL production increased 6 percent to 156 thousand barrels per day (“MBPD”) for the fourth quarter of 2016 on higher recoveries of ethane at our Rockies processing facilities and contributions from our recently completed plants in the Delaware Basin.

Partially offsetting the decline in gross operating margin from the natural gas processing business was a $23 million increase in gross operating margin from Enterprise’s NGL marketing activities, which benefited from increased sales volumes of liquefied petroleum gases (“LPG”) for export partially offset by lower sales margins.

Gross operating margin from the partnership’s NGL pipelines and storage business increased 10 percent, to $413 million for the fourth quarter of 2016 compared to $375 million for the fourth quarter of 2015.  NGL pipeline transportation volumes were a record 3.1 million barrels per day for the fourth quarter of 2016 compared to 2.9 million barrels per day for the same quarter of 2015.  The partnership’s total NGL marine terminal loading and unloading volumes were 440 MBPD for the fourth quarter of 2016 compared to 327 MBPD for the fourth quarter of 2015.

Enterprise’s ATEX and Aegis ethane pipelines reported a $30 million increase in gross operating margin for the fourth quarter of 2016 compared to the fourth quarter of 2015 primarily due to a 98 MBPD increase in transportation volumes.  The third and final segment of the Aegis ethane pipeline was completed in December 2015.

Gross operating margin from the partnership’s LPG export terminal on the Houston Ship Channel and a related pipeline increased $23 million primarily due to a 98 MBPD increase in LPG loadings during the fourth quarter of 2016 compared to the same quarter in 2015.  Enterprise also had an $8 million increase in gross operating margin from its Mont Belvieu NGL and related product storage business this quarter, primarily due to higher fees.

Partially offsetting these increases in gross operating margin was a $4 million decrease in gross operating margin from the Mid-America and Seminole pipelines and related terminals primarily due to lower average transportation fees and higher operating expenses.  Transportation volumes on these pipelines increased 93 MBPD, which includes 22 MBPD from the new South Eddy natural gas processing facility in the Delaware Basin.

Enterprise’s ethane export marine terminal, which began service in September 2016, reported a $6 million loss in gross operating margin for the fourth quarter of 2016 on 14 MBPD of volumes.   During the quarter, certain customers elected to defer loadings due to the commissioning of ships, receiving facilities and recently modified ethylene facilities.  Loadings were also impacted by fog in December.  Contracted commitments on this facility will increase to approximately 150 MBPD by the end of 2017.

Gross operating margin from the partnership’s NGL fractionation business increased 16 percent to $144 million for the fourth quarter of 2016 from $124 million for the fourth quarter of 2015.  The increase was primarily due to higher fees, product blending, and higher fractionation volumes from Enterprise’s Mont Belvieu NGL fractionation complex.  Total fractionation volumes were 846 MBPD for each of the fourth quarters of 2016 and 2015.

Crude Oil Pipelines & Services
Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $221 million for the fourth quarter of 2016 compared to $258 million for the fourth quarter of 2015.  Total crude oil pipeline volumes were 1.4 million barrels per day for each of the fourth quarters of 2016 and 2015.  Total crude oil marine terminal loading and unloading volumes were 468 MBPD for the fourth quarter of 2016 compared to 443 MBPD for the fourth quarter of 2015.

Enterprise’s South Texas and Eagle Ford Crude Oil Pipeline Systems reported an aggregate $27 million decrease in gross operating margin for the fourth quarter of 2016 compared to the fourth quarter of 2015 primarily due to lower volumes and average fees.  Pipeline volumes on these systems, net to our interest, were 360 MBPD for the fourth quarter of 2016 compared to 456 MBPD for the same quarter of 2015.  Gross operating margin from the EFS Midstream assets increased $5 million to $55 million for the fourth quarter of 2016 compared to the fourth quarter of last year due to higher fees.

Gross operating margin from Enterprise’s crude oil marketing and related activities decreased $29 million this quarter compared to the fourth quarter of 2015.  Gross operating margin attributable to Enterprise’s ownership in the Seaway Crude Pipeline increased $8 million in the fourth quarter of 2016 compared to the same quarter in 2015 primarily due to a 25 percent increase in transportation volumes and higher fees on the Seaway Loop pipeline.  Net to our interest, volumes on the Seaway Pipeline System increased 128 MBPD to a record 643 MBPD in the fourth quarter of 2016.

Enterprise’s West Texas crude oil pipeline system reported a $9 million increase in gross operating margin for the fourth quarter of 2016 compared to the fourth quarter of 2015 primarily due to a 23 MBPD increase in transportation volumes.  The partnership’s Beaumont Marine West Terminal had a $7 million increase in gross operating margin for the fourth quarter of 2016 compared to the same quarter last year as a result of 12 new crude oil storage tanks placed into service in 2016 with a combined 4.1 million barrels of storage capacity.

Natural Gas Pipelines & Services
Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $201 million for the fourth quarter of 2016 compared to $194 million for the fourth quarter of 2015.  Total natural gas transportation volumes were 11.5 trillion British thermal units per day (“TBtu/d”) for the fourth quarter of 2016 compared to 11.9 TBtu/d for the fourth quarter of 2015.

The Texas Intrastate system reported gross operating margin of $107 million for the fourth quarter of 2016 compared to $89 million for the fourth quarter of 2015. The $18 million increase in gross operating margin was primarily due to a $28 million lump sum payment associated with the termination of certain transportation contracts, partially offset by lower capacity fees and volumes on the system.  Natural gas pipeline volumes for the Texas Intrastate system were 4.4 TBtu/d for the fourth quarter of 2016 compared to 4.7 TBtu/d for the fourth quarter of last year.

The Acadian Gas System reported gross operating margin of $36 million for the fourth quarter of 2016, compared to $44 million for the fourth quarter of 2015.  Lower fees more than offset increased transportation volumes and lower operating expenses.  Natural gas pipeline volumes for the Acadian Gas System were 2.1 TBtu/d in the fourth quarter of 2016 compared to 1.9 TBtu/d for the same quarter of 2015.

Petrochemical & Refined Products Services
Gross operating margin for the Petrochemical & Refined Products Services segment was $149 million for the fourth quarter of 2016 compared to $171 million for the fourth quarter of 2015.  Total petrochemical and refined products transportation volumes increased 4 percent to 840 MBPD for the fourth quarter of 2016 from 804 MBPD for the fourth quarter of 2015.

Gross operating margin for Enterprise’s butane isomerization and related operations decreased $19 million this quarter compared to the fourth quarter of 2015 due to increased maintenance expenses and reduced revenues from downtime associated with the turnaround of two units in the fourth quarter of 2016.  Butane isomerization volumes were 94 MBPD for the fourth quarter of 2016 compared to 115 MBPD for the same quarter of 2015.

Gross operating margin from the partnership’s propylene business increased to $50 million for the fourth quarter of 2016 from $44 million for the fourth quarter of 2015.  Higher sales volumes and fees, and increased propylene exports were the primary reasons for the increase in gross operating margin. Propylene fractionation volumes were 67 MBPD for the fourth quarter of 2016 compared to 71 MBPD for the fourth quarter of 2015.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $73 million for the fourth quarter of 2016 compared to $76 million for the fourth quarter of 2015.  Total refined products and petrochemical marine terminal loading and unloading volumes increased 24 percent to 417 MBPD for the fourth quarter of 2016 compared to 336 MBPD for the fourth quarter of 2015.

Gross Operating Margin

We evaluate segment performance based on our financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

This Current Report references total gross operating margin, which is a non-generally accepted accounting principle (“non-GAAP”) financial performance measure.   The GAAP financial measure that is most directly comparable to total gross operating margin is operating income.   The following table presents a reconciliation of operating income to total gross operating margin for the periods indicated (dollars in millions):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Operating income (GAAP)	$923.2	$934.5	$3,580.7	$3,540.2
Adjustments to reconcile operating income to total gross operating margin:
Add depreciation, amortization and accretion expense	371.1	346.2	1,456.7	1,428.2
Add asset impairment and related charges	24.1	23.5	52.8	162.6
Add net losses and subtract net gains attributable to asset sales and insurance recoveries	(0.2)	0.9	(2.5)	15.6
Add general and administrative costs	39.1	49.4	160.1	192.6
Total gross operating margin (non-GAAP)	$1,357.3	$1,354.5	$5,247.8	$5,339.2

Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100% basis before any allocation of earnings to noncontrolling interests.

Significant Recent Developments

Plans to Construct Isobutane Dehydrogenation Unit at Mont Belvieu
In January 2017, we announced plans to construct a new isobutane dehydrogenation (“iBDH”) unit at our Mont Belvieu complex that is expected to have the capability to produce 425,000 tons per year of isobutylene. The project, which is underwritten by long-term contracts with investment-grade customers, is expected to be completed in the fourth quarter of 2019. Isobutylene produced by the new plant will provide additional feedstocks for our downstream octane enhancement and petrochemical facilities.

Historically, steam crackers and refineries have been the major source of propane and butane olefins for downstream use.  However, with the increased use of light-end feedstocks, specifically ethane, the need for on-purpose olefins production has increased.   Like our propane dehydrogenation (“PDH”) facility, the iBDH plant will help meet market demand where traditional supplies have been reduced.  The new iBDH plant will increase our production of both high purity and low purity isobutylene, both of which are used primarily as feedstock to manufacture lubricants, rubber products and alkylate for gasoline blendstock, as well as methyl tertiary butyl ether (“MTBE”) for export.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated January 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
	By:	Enterprise Products Holdings LLC, its General Partner

Date: January 30, 2017	By:	/s/ R. Daniel Boss
	Name:	R. Daniel Boss
	Title:	Senior Vice President-Accounting and Risk Control of Enterprise Products Holdings LLC

	By:	/s/ Michael W. Hanson
	Name:	Michael W. Hanson
	Title:	Vice President and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated January 30, 2017.